EXHIBIT 10.1

BINDING LETTER OF INTENT

Date: February 22, 2026

To: Don Heath

Chief Executive Officer

GloMed Solutions Limited Liability Company

2-2-4, Utsukushigaokanishi, Aoba-Ku

Yokohama, 225-0001 Japan

From: Edward C. DeFeudis

Chief Executive Officer

Totaligent, Inc.

3651 FAU Blvd., Suite 400

Boca Raton, FL 33431

Re: Binding Letter of Intent for Joint Venture Formation and Call Option to Acquire GloMed Solutions Limited Liability Company

Dear Mr. Heath:

This Binding Letter of Intent (this “LOI”) sets forth the binding agreement and understanding between Totaligent, Inc., a Delaware corporation (“Totaligent” or “Buyer”), and GloMed Solutions Limited Liability Company, a Japanese limited liability company owned and controlled by you (the “Seller” or “GloMed”), regarding the proposed formation of a joint venture to integrate the Aetherium Medical platform with GloMed’s operations and the grant of a call option for the acquisition of GloMed (the “Transaction”).

1. Transaction Structure

GloMed distributes a proven portfolio of advanced biologics and medical devices throughout and has secured distribution through a proprietary network of 20+ key opinion leaders and specialty clinics in the high-growth APAC markets. GloMed has approximately $10 million in annual revenue and $1 million in free cash flow.

Totaligent will form a joint venture (the “JV”) with the Seller to combine the Aetherium Medical platform—including the dual-track regulatory strategy, intellectual property, know-how, and commercialization infrastructure (now owned by Totaligent). Together with GloMed’s infrastructure, expertise, relationships and reputation his will enable rapid market entry and scaling in Japan and APAC via medical tourism channels.

CONFIDENTIAL	Page 1 of 5	February 22, 2026

In connection with the Transaction:

•	The JV will commence operations as soon as possible, with a target closing date of approximately four (4) weeks following execution of this LOI.
•

The Seller will contribute infrastructure, expertise, relationships and reputation, and related assets. Totaligent will contribute the Aetherium platform, intellectual property, know-how, and related assets.

•

Revenue share: GloMed will retain its current “Baseline” income. All incremental revenue generated through the JV (above the current baseline) will be shared at a to-be determined ratio, based on how costs are structured for the continued scaling of the JV (see Section 3).

•

Governance: Totaligent will appoint 3 board seats in the JV entity, providing strategic control. The JV board will consist of three (3) seats, to be filled by Edward DeFeudis, Don Heath, and Ivan Klarich.

•	The JV is structured on a contribution basis with no initial cash consideration paid at closing.

Additionally, Buyer will receive a binding call option (the “Call Option”) to purchase 100% of the equity (or assets, as mutually agreed) of GloMed, including the JV interests, at any time during the one (1) year period following JV closing (the “Option Period”). The one-year Option Period is designed to provide sufficient time to complete a PCAOB-compliant audit (Paid by Totaligent) of the Japanese operations and any other required regulatory steps without the risk of the acquisition right expiring due to timing delays.

The acquisition will be structured with no assumption of liabilities unless expressly agreed in definitive documents.

2. Consideration Terms

Upon exercise of the Call Option, the purchase price shall be $3,000,000 in cash plus the issuance to the Seller of 15% of Totaligent’s outstanding common stock (or equivalent equity interest) on a post-closing, fully diluted basis (the “Acquisition Equity”). The cash portion will be funded through Totaligent’s equity line and/or other financing, including potential proceeds from a Nasdaq uplisting.

The Acquisition Equity will be structured to qualify for favorable tax treatment to the extent possible and will be subject to standard restrictions, vesting provisions (if applicable), and other customary terms.

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3. Key Definitive Agreements

The parties will negotiate and execute the following definitive agreements (collectively, the “Definitive Agreements”) within approximately four (4) weeks following execution of this LOI (target JV close ~March 22, 2026):

•	Joint Venture Agreement (including revenue sharing mechanics, governance, contributions, operations, and protections).
•	Asset Contribution and IP Assignment Agreements.
•	Call Option Agreement (detailing the one-year exercisable period, exercise procedures, and closing conditions).
•	Upon option exercise: Stock Purchase Agreement or Asset Purchase Agreement for the acquisition.
•	Any employment/consulting agreements for key personnel (including non-compete, non-solicit, IP assignment, and confidentiality).
•	Other customary documents.

If the parties are not able to reach satisfactory definitive terms for this agreement within six (6) weeks following execution of this LOI either party may terminate this LOI with 15 days written notice to the other party.

4. Representations, Warranties, and Covenants

In the Definitive Agreements, Seller will provide customary representations and warranties regarding ownership and validity of assets/IP/clinic network, financials, no conflicts, no third-party claims, and authority. Buyer will provide customary representations regarding its authority and capitalization.

5. Exclusivity

From the date of this LOI until the earlier of (i) execution of the Definitive Agreements for the JV, (ii) mutual written termination of this LOI, or (iii) April 22, 2026 (the “Exclusivity Period”), Seller agree to deal exclusively with Totaligent regarding the JV and any sale or transfer of GloMed or similar transaction. During the Option Period, Seller will not solicit, negotiate, or entertain offers from third parties for the sale of GloMed.

6. Confidentiality

The parties agree to maintain the confidentiality of this LOI and all discussions, due diligence materials, and information exchanged. A separate mutual confidentiality agreement will be executed promptly if not already in place.

7. Due Diligence

Buyer will have the right to conduct customary due diligence on GloMed’s financials, operations, clinic network, assets, IP, team backgrounds, and related matters during the Exclusivity Period. Seller will provide reasonable access to information and personnel.

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8. Conditions to Closing

JV closing is subject to satisfactory completion of due diligence, execution of mutually acceptable Definitive Agreements, no material adverse change, approval by Totaligent’s board of directors (if required), and any required regulatory approvals (expected to be minimal).

Exercise of the Call Option and acquisition closing will additionally be subject to completion of a PCAOB-compliant audit (or equivalent requirements for Totaligent’s financial reporting) and any necessary regulatory or shareholder approvals.

9. Expenses

Each party will bear its own expenses related to the Transaction, except as otherwise agreed in the Definitive Agreements.

10. Governing Law and Termination

This LOI shall be governed by the laws of the State of Delaware; provided that matters specific to GloMed and the JV may be subject to applicable Japanese law as required. This LOI may be terminated by either party upon written notice if Definitive Agreements for the JV are not executed by the target close date. Sections 5 (Exclusivity), 6 (Confidentiality), 9 (Expenses), and this Section 10 shall survive termination. The Call Option, once granted, shall survive in accordance with its terms.

11. Binding Nature

Except for Sections 1 (Transaction Structure – as to intent and key terms, including the Call Option grant), 2 (Consideration Terms – as to intent), 5 (Exclusivity), 6 (Confidentiality), 9 (Expenses), and 10 (Governing Law and Termination), which are binding upon execution, the remainder of this LOI is non-binding and reflects the current intent of the parties to proceed in good faith toward Definitive Agreements.

[SIGNATURE PAGE FOLLOWS]

CONFIDENTIAL	Page 4 of 5	February 22, 2026

If the foregoing accurately reflects our mutual understanding, please execute and return a copy of this LOI.

Very truly yours,

TOTALIGENT, INC.

By:	/s/ EDWARD C DEFEUDIS
Edward C. DeFeudis, CEO

Accepted and Agreed:

GLOMED SOLUTIONS LIMITED LIABILITY COMPANY

By:	/s/ D E HEATH
Don Heath Title: Chief Executive Officer
Date: February 22, 2026

Donald Heath, individually (‘Principal’)

By:	/s/ D E HEATH
Don Heath Title: Owner and Chief Executive Officer
Date: February 22, 2026

CONFIDENTIAL	Page 5 of 5	February 22, 2026